Exhibit 99.1

Charles River Laboratories Announces Record Third-Quarter 2004 Results and Provides Guidance for Fourth Quarter 2004

     WILMINGTON, Mass.--(BUSINESS WIRE)--Oct. 28, 2004--Charles River Laboratories International, Inc. (NYSE:CRL):

     --   Sales Increase 16% and Operating Income Increases 27%

     --   Operating Margin Reaches a Record 24.6%

     --   Earnings Per Share Rise 28% to $0.51

     Charles River Laboratories International, Inc. (NYSE:CRL) today reported third-quarter 2004 net sales of $176.0 million, a 16.4% increase over the $151.2 million reported in the third quarter of 2003. Net income for the third quarter of 2004 increased 31.8% to $25.8 million, or $0.51 per diluted share, from $19.6 million, or $0.40 per diluted share, in the third quarter of 2003.
     Operating income for the third quarter of 2004 rose 26.6% to $43.4 million from $34.3 million in the third quarter of last year. The Company's operating margin reached a record 24.6%, compared to 22.7% in the third quarter of last year. The operating margin increase resulted from higher sales and improved operating efficiency in both the Research Models and Services segment and the Development and Safety Testing segment.
     James C. Foster, Chairman, President and Chief Executive Officer said, "Our third-quarter results were outstanding, reflecting the value of our portfolio of essential products and services, our focused sales efforts, and the strength of the market for products and services that support the drug discovery and development process. Both business segments delivered strong results, benefiting from increased spending by pharmaceutical and biotechnology companies and by academic research institutions. Higher sales and our consistent focus on expense management enabled us to generate an operating margin of 24.6%, just slightly higher than in the second quarter, and a new record for the Company."
     Mr. Foster continued, "Closing the merger with Inveresk Research Group on October 20 was a momentous event for Charles River. It marked our transformation into a leading global provider of high quality, value-added products and services which now span the entire drug development process from early discovery through the clinic. In addition to being a global leader in research models and services, we are now a global leader in drug safety testing, a significant provider of Phase I-IV clinical development services, and of biosafety testing on a worldwide basis. The new Charles River is extremely well positioned to meet the needs of its customers and to support them in their goal to bring new drugs, therapies, and medical devices to market faster and more efficiently."

     Business Segments Results

     Third-quarter 2004 net sales for the Research Models and Services (RMS) segment of the business were $111.9 million compared to $99.1 million last year, an increase of 12.9%. The double-digit growth reflected increased customer demand, higher prices, and favorable foreign currency translation. Increased capacity utilization resulted in a gross margin of 42.0%, compared to 39.5% in the third quarter of last year. Higher sales and increased operating efficiencies resulted in a 24.1% increase in operating income, to $35.8 million in the third quarter with an operating margin of 32.0%, compared to last year's $28.9 million and 29.1%.
     Net sales for the Development and Safety Testing (DST) segment rose 23.1% in the third quarter, to $64.2 million from $52.1 million in the same period last year. Demand for outsourced development services, particularly general and specialty toxicology, continued to be robust. The Company's efforts to integrate and harmonize its Development Services business and to focus its sales efforts, combined with a strong market, resulted in sales and margin growth. The segment's gross margin increased to 34.9% from 33.2% in the third quarter of 2003. Operating income rose to $12.0 million from $8.7 million in the third quarter of last year. The third-quarter operating margin increased to 18.8% from 16.6% last year, reflecting greater operating efficiencies as a result of higher sales, and the benefit of efforts to streamline the Development Services business.

     Year-to-Date Results

     Net sales for the first nine months of 2004 were $528.9 million, a 15.6% increase over the $457.7 million reported in the same period last year. As a result of higher net sales and increased capacity utilization, the gross margin rose to 40.2% from 38.0% in the first nine months of 2003. Operating income increased 23.3% to $127.1 million from $103.1 million last year, and the operating margin increased to 24.0% from 22.5%, due primarily to improved operating performance from the DST segment.
     Diluted earnings per share for the first nine months of 2004 increased 13.9%, to $1.39 from $1.22 in the same period last year. Non-GAAP earnings per diluted share rose 21.0% in the first nine months of 2004, to $1.50 from $1.24 in the same period in 2003. Non-GAAP earnings per share for the first nine months of 2004 excluded a net charge of $5.8 million, or approximately $0.11 per diluted share, related to the write-off of a deferred tax asset and release of a related tax valuation allowance, in connection with the European reorganization implemented in the first quarter of the year. Non-GAAP earnings per share for the first nine months of 2003 excluded a net charge of $1.7 million, or approximately $0.02 per diluted share, as a result of an asset impairment charge of $3.7 million related to the scale-back of a biopharmaceutical production facility, a French litigation settlement in the Company's favor of $2.9 million, and a charge of $0.9 million for expenses associated with cost reduction initiatives. Charles River believes that the foregoing comparison of non-GAAP earnings is useful to investors in assessing the performance of the business on an ongoing basis, since the specified charges are unusual in nature.

     Merger with Inveresk Research Group

     On October 20, 2004, Charles River and Inveresk Research Group held special shareholder meetings at which their merger was approved. It became effective the same day.
     Mr. Foster said, "Our newly combined company allows us to provide customers with broader support for their efforts to bring new drugs, devices and therapies to market, and affords Charles River a platform to expand our pre-clinical and clinical businesses and develop new closely related businesses with potential for further growth."
     Charles River is moving forward briskly to implement its integration plan. An integration steering committee was established immediately following the merger announcement on July 1, 2004, comprised of senior management of both Charles River and Inveresk. A number of sub-committees have been created to accomplish specific tasks including integration of business operations, sales and marketing, information technology, human resources, accounting and finance, security, and regulatory guidelines. The Company is focusing significant resources on integration planning and implementation, and efforts are well underway.
     Following the merger with Inveresk, Charles River will report three business segments: Research Models and Services, Pre-Clinical Services, and Clinical Services. Management believes that these segments best reflect the manner in which it manages the business.

     2004 Outlook

     The following forward-looking guidance is based on current foreign exchange rates and includes the expected impact of the Inveresk merger on the Company's results of operations.
     For the fourth quarter of 2004, the Company expects net sales to increase between 44% and 47% due to consolidation of Inveresk sales for approximately two months and continued strong demand for the Company's products and services. Based on the anticipated higher net sales and cost synergies, earnings per diluted share are expected to be in a range of $0.23 to $0.26. Non-GAAP earnings per diluted share are expected to be in a range of $0.46 to $0.48, which excludes amortization of intangible assets of approximately $20.0 million and other merger-related charges of approximately $1.5 million, an estimated total of $21.5 million, or $0.22 to $0.23 per diluted share.
     For 2004, the Company anticipates that net sales will increase between 21% and 24% as a result of the consolidation of Inveresk and strong market demand. The Company expects 2004 earnings per diluted share to be in a range of $1.58 to $1.61. Excluding merger-related amortization of intangibles and other charges, and the one-time net charge associated with the reorganization of the European operations, non-GAAP earnings per diluted share are expected to be between $1.96 and $1.98.

     Upcoming 2005 Guidance Meeting

     Charles River Laboratories will hold a meeting for investors on Wednesday, December 15, 2004, in New York City to provide guidance for 2005. Please contact Charles River's Investor Relations Department for further information.

     Webcast

     Charles River Laboratories has scheduled a live webcast on Friday, October 29, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. The webcast will be available until 5:00 p.m. ET on November 5, 2004.

     About Charles River Laboratories

     Charles River Laboratories (CRL), based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process. Our leading-edge products and services are designed to enable our clients to bring drugs to market faster and more efficiently. Backed by our rigorous, best-in-class procedures and our proven data collection, analysis and reporting capabilities, our products and services are organized into three categories spanning every step of the drug development pipeline: Research Models and Services, Pre-Clinical Services, and Clinical Services. CRL's customer base includes all of the major pharmaceutical companies, biotechnology companies, government agencies and many leading hospitals and academic institutions. Charles River's 7,500 employees serve clients in more than 50 countries. For more information on CRL, visit our website at www.criver.com.

     Caution Concerning Forward-Looking Statements. This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are based on Charles River's current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: challenges arising from the merger with Inveresk Research Group; a decrease in research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Registration Statement on Form S-4 as filed on September 16, 2004, with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.


                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (dollars in thousands, except for per share data)

                      Three Months Ended         Nine Months Ended
                    -----------------------   -----------------------
                      Sept. 25,   Sept. 27,   Sept. 25,     Sept. 27,
                          2004        2003        2004          2003
Total net sales       $176,026    $151,194      $528,856    $457,683
Cost of products
 sold and services
 provided              106,629      94,702       316,010     283,624
                    ----------- -----------   ----------- -----------
Gross margin            69,397      56,492       212,846     174,059
Selling, general
 and administrative     24,821      21,003        82,161      66,491
Other operating
 expenses, net               -           -             -         747
Amortization of
 intangibles             1,202       1,233         3,591       3,711
                    ----------- -----------   ----------- -----------
Operating income        43,374      34,256       127,094     103,110
Interest income
 (expense)              (1,224)     (1,722)       (3,949)     (5,021)
Other, net                 (83)         27            44         443
                    ----------- -----------   ----------- -----------
Income before
 income taxes and
 minority interests     42,067      32,561       123,189      98,532
Provision for
 income taxes           15,775      12,536        51,985      37,935
                    ----------- -----------   ----------- -----------
Income before
 minority interests     26,292      20,025        71,204      60,597
Minority interests        (471)       (434)       (1,489)     (1,091)
                    ----------- -----------   ----------- -----------
Net income             $25,821     $19,591       $69,715     $59,506
                    =========== ===========   =========== ===========

Earnings per common
 share
Basic                    $0.56       $0.43         $1.51       $1.31
Diluted                  $0.51       $0.40         $1.39       $1.22
Weighted average number of common shares
 outstanding
Basic               46,160,504  45,600,735    46,020,766  45,366,187
Diluted             52,552,617  51,490,250    52,395,604  51,288,568


                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (dollars in thousands)

                                        September 25,     December 27,
                                              2004            2003
Assets
Current assets
   Cash and cash equivalents                 $259,406        $182,331
Marketable securities                          10,857          13,156
   Trade receivables, net                     128,601         111,514
   Inventories                                 55,572          52,370
   Other current assets                        10,924          11,517
                                      ---------------- ---------------
      Total current assets                    465,360         370,888
Property, plant and equipment, net            209,193         203,458
Goodwill, net                                 114,970         105,308
Other intangibles, net                         31,014          30,415
Deferred tax asset                             51,227          61,603
Other assets                                   35,284          27,882
                                      ---------------- ---------------
      Total assets                           $907,048        $799,554
                                      ================ ===============

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                           $15,487         $19,433
   Accrued compensation                        35,550          27,251
Deferred income                                37,321          30,846
   Other current liabilities                   47,710          36,821
                                      ---------------- ---------------
      Total current liabilities               136,068         114,351
Long-term debt                                185,394         185,600
Other long-term liabilities                    25,351          24,804
                                      ---------------- ---------------
      Total liabilities                       346,813         324,755
                                      ---------------- ---------------
Minority interests                              9,411          10,176
Total shareholders' equity                    550,824         464,623
                                      ---------------- ---------------
Total liabilities and shareholders'
 equity                                      $907,048        $799,554
                                      ================ ===============


                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                             (dollars in thousands)

                            Three Months Ended     Nine Months Ended
                            -------------------   -------------------
                            Sept. 25, Sept. 27,   Sept. 25, Sept. 27,
                               2004       2003       2004      2003
Research Models and
 Services
    Net sales               $111,862   $99,079    $338,662  $304,702
    Gross margin              47,022    39,165     145,311   127,104
    Gross margin as a % of
     net sales                  42.0%     39.5%       42.9%     41.7%
    Operating income          35,836    28,866     110,322    97,902
    Operating income as a %
     of net sales               32.0%     29.1%       32.6%     32.1%
    Depreciation and
     amortization              4,354     3,959      12,640    11,489
    Capital expenditures       6,249     3,450      14,196    13,377

Development and Safety
 Testing
    Net sales                $64,164   $52,115    $190,194  $152,981
    Gross margin              22,375    17,327      67,535    46,955
    Gross margin as a % of
     net sales                  34.9%     33.2%       35.5%     30.7%
    Operating income          12,043     8,667      36,320    16,918
    Operating income as a %
     of net sales               18.8%     16.6%       19.1%     11.1%
    Depreciation and
     amortization              3,725     3,267      10,972     9,793
    Capital expenditures       3,538     1,865       7,915     6,392

Unallocated Corporate
 Overhead                    $(4,505)  $(3,277)   $(19,548) $(11,710)


Total
    Net sales               $176,026  $151,194    $528,856  $457,683
    Gross margin              69,397    56,492     212,846   174,059
    Gross margin as a % of
     net sales                  39.4%     37.4%       40.2%     38.0%
    Operating income          43,374    34,256     127,094   103,110
    Operating income as a %
     of net sales               24.6%     22.7%       24.0%     22.5%
    Depreciation and
     amortization              8,079     7,226      23,612    21,282
    Capital expenditures       9,787     5,315      22,111    19,769


                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
              RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
                (dollars in thousands, except for per share data)

                        Three Months Ended       Nine Months Ended
                      ----------------------- -----------------------
                      Sept. 25,   Sept. 27,   Sept. 25,   Sept. 27,
                          2004        2003        2004        2003

Net income               $25,821     $19,591     $69,715     $59,506
Add back:
Deferred tax asset
 write-off                     -           -       7,900           -
Valuation allowance
 release                       -           -      (2,111)          -
Impairment charge              -           -           -       3,655
Litigation settlement          -           -           -      (2,908)
Severance charges              -           -           -         871
Tax effect of
 impairment charge,
 litigation
 settlement and
 severance charges             -           -           -        (623)
                      ----------- ----------- ----------- -----------
Net income, excluding
 specified charges
 (Non-GAAP)              $25,821     $19,591     $75,504     $60,501
                      =========== =========== =========== ===========

Calculation of earnings per
 common share, excluding
 specified charges
 (Non-GAAP):
Net income for purposes of
 calculating earnings per share,
 excluding specified
 charges (Non-GAAP)      $25,821     $19,591     $75,504     $60,501
After tax equivalent interest
 expense on 3.5% senior
 convertible debentures    1,012         996       3,035       2,987
                      ----------- ----------- ----------- -----------
Income for purposes of
 calculating diluted earnings
 per share, excluding
 specified charges
 (Non-GAAP)              $26,833     $20,587     $78,539     $63,488
                      =========== =========== =========== ===========

Weighted average
 shares outstanding -
 Basic                46,160,504  45,600,735  46,020,766  45,366,187
Effect of dilutive
 securities:
3.5% senior
 convertible
 debentures            4,759,455   4,759,455   4,759,455   4,759,455
Stock options and
 contingently issued
 restricted stock      1,293,848     805,720   1,277,632     762,780
Warrants                 338,810     324,340     337,751     400,146
                      ----------- ----------- ----------- -----------
Weighted average
 shares outstanding -
 Diluted              52,552,617  51,490,250  52,395,604  51,288,568
                      =========== =========== =========== ===========

Basic earnings per
 share                     $0.56       $0.43       $1.51       $1.31
Diluted earnings per
 share                     $0.51       $0.40       $1.39       $1.22

Basic earnings per share,
 excluding specified charges
(Non-GAAP)                 $0.56       $0.43       $1.64       $1.33
Diluted earnings per share,
 excluding specified charges
(Non-GAAP)                 $0.51       $0.40       $1.50       $1.24


    Charles River management believes that non-GAAP financial results provide useful information to investors in being able to assess the Company's ongoing operations without the effect of one-time charges. Such information provides investors with the ability to assess the Company's operating performance. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.


     CONTACT: Charles River Laboratories International, Inc.
              Susan E. Hardy, 978-658-6000 Ext. 1616